EXHIBIT 99.1

ChinaNet Online Holdings Reports Fiscal Year 2013 Financial Results

Expects to File Its 10-Q for the First Quarter of 2014 in July

BEIJING, June 17, 2014 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. ("ChinaNet" or the "Company") (Nasdaq:CNET), a leading B2B (business to business) Internet technology company providing online-to-offline ("O2O") sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced financial results for the fiscal year 2013.

Summary Financials

Full Year 2013 Results (USD)
	FY 2013	FY 2012	CHANGE
Sales	$30.3 million	$46.6 million	-35%
Gross Profit	$13.7 million	$15.0 million	-9%
Gross Margin	45.2%	32.2%	+40.4%
Net (Loss)/ Income Attributable to Common Stockholders	($0.2) million	$3.0 million	--
EPS (Diluted)	($0.01)	$0.14	--

Revenue for the fiscal year ended December 31, 2013 was $30.3 million compared to $46.6 million for the fiscal year ended December 31, 2012. Internet advertising, TV advertising, and brand management and sales channel building revenues were $20.7 million, $6.8 million, and $2.6 million in fiscal year 2013, respectively.

Year Ended December 31, 2013 Revenue Breakdown by Business Unit (USD in thousands)

	FY 2013%		FY 2012%		% Change
Internet Advertisement	$20,672	68%	$21,366	46%	-3%
TV Advertisement	$6,801	22%	$20,454	44%	-67%
Bank Kiosk	$251	1%	$282	1%	-11%
Brand Mgmt. & Sales Channel Building	$2,569	9%	$4,498	10%	-43%

Gross profit and gross margin for the fiscal year ended December 31, 2013 were $13.7 million and 45.2% compared to $15.0 million and 32.2%, respectively, for the fiscal year ended December 31, 2012. The primary reason for the year-over-year increase in the gross margin was lower margin TV advertising revenues declining from 44% of total revenues in fiscal year 2012 to 22% in fiscal year 2013.

Operating expenses increased by 17% to $12.3 million for the fiscal year ended December 31, 2013. General and administrative expenses and research and development expenses increased by 28% and 10% to $7.7 million and $2.0 million, respectively. ChinaNet generated $1.5 million in operating income in 2013, down from $4.5 million in 2012.

Net income attributable to ChinaNet common stockholders and net income per share were -$0.2 million and -$0.01 for the fiscal year ended December 31, 2013. The weighted average diluted shares outstanding was essentially flat year-over-year at 22.3 million shares.

Balance Sheet and Cash Flow

The Company had $3.4 million in cash and cash equivalents as of December 31, 2013, compared to $5.5 million as of December 31, 2012, working capital of $24.0 million, compared to $25.2 million as of December 31, 2012, and a current ratio of 3.3 to 1, compared 3.5 to 1 as of December 31, 2012. Total shareholders' equity of ChinaNet was $45.0 million at December 31, 2013 compared to $44.2 million at December 31, 2012.

The Company generated approximately $2.8 million of cash flows from operations for the year ended December 31, 2013 compared to a $5.0 million of cash inflows for the year ended December 31, 2012.

Guidance for 2014

Management anticipates releasing the revenues and net income guidance for fiscal year 2014 in July 2014.

Business Updates

The Company's brand consulting subsidiary, Quanzhou Zhilang Company ("Zhilang"), signed a brand promotion agreement with Beijing Daisy Corporation Ltd. ("Daisy") in March 2014, pursuant to which Zhilang agreed to offer comprehensive advertising, branding and marketing services to Daisy and its subsidiaries. Daisy is dedicated in providing solutions and recommendations to parents on child caring problems and has established a high reputation among Chinese consumers. It owns multiple brands and sells a variety of products and services including clothing, postpartum recovery center, baby haircut, toys, baby shampoo and baby photography.

ChinaNet's subsidiary 28.com received a high credit rating by the Beijing Zhongguancun Enterprises Credit Promotion Association (ECPA) for 2014. Beijing Zhongguancun Enterprises Credit Promotion Association is an independent entity established by various high-tech enterprises in 2003 to promote members complying with the laws and regulations and national policies and to strengthen cooperation between members. The credit audit is conducted by Beijing Credit Ratings Co., Ltd, which is certified by the Beijing Zhongguancun government and covers the areas of internal controls, financial statements and credit and working capital management. This is the second consecutive year 28.com received this prestigious recognition from the ECPA.

The Company was unable to file its Form 10-K for fiscal 2013 until June 16, 2014 due to the following facts and circumstances: (1) Mr. George Chu, its Chief Operating Officer and primary member of management responsible for the organization, coordination and supervision of its SEC reporting processes was hospitalized; (2) the Company had material balances and transactions, incurred during the year or carried forward from prior year, which its independent auditors needed additional time to verify; and (3) the additional audit procedures that were performed, as discussed above, resulted in an increase of internal documentation that needed to be generated by the Company and reviewed by the independent auditors in order to complete the related internal review procedures in accordance with the standards of the Public Company Accounting Oversight Board. Due to the significant amount of time and resources the Company needed to dedicate to complete the Form 10-K filing, it was unable to timely finalize its financial results as well as the disclosure requirements of the Form 10-Q for the three months ended March 31, 2014.  The Company submitted to the NASDAQ Stock Market LLC a compliance plan with respect to the delinquent Form 10-Q on June 16, 2014. The Company is continuing to work diligently to complete and finalize the Form 10-Q. Based on discussions with the independent auditors, management expects to finalize and file the Form 10-Q in July 2014.

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI, is a leading business to business Internet technology company focusing on providing online-to-offline sales channel expansion services for small and medium-sized enterprises and entrepreneurial management and networking services for entrepreneurs in China. Founded in 2003 and based in Beijing, PRC, the Company's services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management and sales channel solutions, and cloud-computing based management tools, expected to be officially commercialized in 2013. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

-- FINANCIAL TABLES –

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)
	As of December 31,
	2013	2012
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$3,442	$5,483
Term deposit	3,467	3,357
Accounts receivable, net	7,673	8,486
Other receivables, net	4,299	3,103
Prepayment and deposit to suppliers	14,692	14,596
Due from related parties	502	210
Other current assets	27	136
Deferred tax assets-current	153	50
Total current assets	34,255	35,421

Investment in and advance to equity investment affiliates	845	959
Property and equipment, net	1,057	1,636
Intangible assets, net	6,015	7,167
Deposit for purchasing of software technology	2,453	--
Goodwill	11,450	11,083
Deferred tax assets-non current	759	652
Total Assets	$56,834	$56,918

Liabilities and Equity
Current liabilities:
Short-term bank loan	$818	$ --
Accounts payable	421	110
Advances from customers	995	1,065
Accrued payroll and other accruals	676	904
Payable for acquisition	--	1,266
Taxes payable	7,029	6,683
Other payables	288	217
Total current liabilities	10,227	10,245
Long-term liabilities:
Deferred tax liability-non current	1,439	1,689
Long-term borrowing from director	143	139
Total Liabilities	11,809	12,073

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.'s stockholders' equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 22,376,540 shares and 22,186,540 shares at December 31, 2013 and 2012, respectively)	22	22
Additional paid-in capital	19,870	20,008
Statutory reserves	2,602	2,296
Retained earnings	18,965	19,505
Accumulated other comprehensive income	3,689	2,393
Total ChinaNet Online Holdings, Inc.'s stockholders' equity	45,148	44,224

Noncontrolling interests	(123)	621
Total equity	45,025	44,845
Total Liabilities and Equity	$56,834	$56,918

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except for number of shares and per share data)
	Year Ended December 31,
	2013	2012
	(US $)	(US $)
Sales
From unrelated parties	$29,932	$46,403
From related parties	361	197
	30,293	46,600
Cost of sales	16,563	31,558
Gross margin	13,730	15,042
Operating expenses
Selling expenses	2,574	2,683
General and administrative expenses	7,691	6,030
Research and development expenses	1,995	1,819
	12,260	10,532
Income from operations	1,470	4,510
Other income (expenses)
Interest income	125	186
Interest expense	(26)	--
Change in fair value of contingent consideration receivables	--	(160)
Loss on disposal of intangible asset	(315)	--
Loss on disposal of subsidiaries	(543)	--
Other income (expenses)	5	(150)
	(754)	(124)
Income before income tax expense, equity method investments and noncontrolling interests
	716	4,386
Income tax expense	(816)	(529)
Loss/income before equity method investments and noncontrolling interests	(100)	3,857
Share of losses in equity investment affiliates	(183)	(449)
Net loss/income	(283)	3,408
Net loss/(income) attributable to noncontrolling interests	49	(412)
Net loss/income attributable to ChinaNet Online Holdings, Inc.	$(234)	$2,996

Loss/earnings per share
Loss/earnings per common share
Basic	$(0.01)	$0.14
Diluted	$(0.01)	$0.14

Weighted average number of common shares outstanding:
Basic	22,284,485	22,185,556
Diluted	22,284,485	22,185,556

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year Ended December 31,
	2013	2012
	(US $)	(US $)
Cash flows from operating activities
Net loss/income	$(283)	$3,408
Adjustments to reconcile net loss/income to net cash provided by operating activities
Depreciation and amortization	1,617	1,637
Share-based compensation expenses	125	48
Change in fair value of contingent consideration receivable	--	160
Allowances for doubtful debts	2,702	1,141
Share of losses in equity investment affiliates	183	449
Loss on disposal of property and equipment	3	2
Loss on disposal of subsidiaries	543	--
Loss on disposal of intangible assets	315	--
Deferred taxes	(486)	(828)
Changes in operating assets and liabilities
Accounts receivable	(3,676)	(5,516)
Other receivables	98	1,400
Prepayment and deposit to suppliers	380	882
Due from related parties	(282)	117
Other current assets	106	(5)
Accounts payable	301	(158)
Advances from customers	(104)	335
Accrued payroll and other accruals	(242)	285
Due to related parties	--	(4)
Other payables	(69)	72
Taxes payable	1,525	1,603
Net cash provided by operating activities	2,756	5,028

Cash flows from investing activities
Purchases of vehicles and office equipment	(79)	(314)
Deposit for purchasing of software technology	(2,420)	--
Short-term loan to unrelated entities	(790)	(475)
Long-term investment in and advance to equity investment affiliates	(40)	--
Payment for acquisition of VIEs	(2,258)	(5,775)
Cash effect on disposal of VIEs	(146)	--
Project development deposit to a third party	--	(2,453)
Refund of project development deposit from a third party	--	2,453
Placement of term deposit	--	(3,355)
Net cash used in investing activities	(5,733)	(9,919)
Cash flows from financing activities
Proceeds from short-term bank loan	807	--
Dividend paid to convertible preferred stockholders	--	(5)
Short-term loan borrowed from an equity investment affiliate	--	316
Short-term loan repaid to an equity investment affiliate	--	(538)
Repayment to legal (nominal) shareholders of Shanghai Jing Yang	--	(158)
Net cash provided by (used in) financing activities	807	(385)

Effect of exchange rate fluctuation on cash and cash equivalents	129	64

Net decrease in cash and cash equivalents	(2,041)	(5,212)

Cash and cash equivalents at beginning of the year	5,483	10,695
Cash and cash equivalents at end of the year	$3,442	$5,483
CONTACT: MZ North America
         Ted Haberfield, President
         Direct: +1-760-755-2716
         Email: thaberfield@mzgroup.us
         Web: www.mzgroup.us